EXHIBIT 23(d)(5)

                            ADMINISTRATION AGREEMENT


          THIS AGREEMENT is made as of this 29th day of October, 1998, by and between THE INFINITY MUTUAL FUNDS, INC. (the "Company"), a Maryland corporation, and BISYS FUND SERVICES OHIO, INC. (the "Administrator"), an Ohio corporation.

          WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of common stock ("Shares"); and

          WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to each currently existing series of the Company advised by First American National Bank (the "Bank"), and such additional series advised by the Bank as the Company and the Administrator may agree on ("Portfolios") and as listed on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

          ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Company hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

          The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

          ARTICLE 2. ADMINISTRATIVE SERVICES. The Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Directors of the Company with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. The Administrator agrees to perform the services described herein in accordance with all applicable laws, rules and regulations and in accordance with the service standards set forth in Schedule B attached hereto.

          The Administrator shall provide the Company with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Directors, the Administrator shall make reports to the Company's Directors concerning the performance of its obligations hereunder.

          Without limiting the generality of the foregoing, the Administrator shall:

                    (a) calculate contractual Company expenses and control all disbursements for the Company, and as appropriate compute the Company's yields, total return, expense ratios, portfolio, turnover rate and, if required, portfolio average dollar-weighted maturity;

                    (b) assist Company counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

                    (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Company's Shares with state securities authorities, monitor the sale of Company Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Company's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Company and the Company's Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

                    (d) develop and prepare, with the assistance of the Company's investment adviser, communications to Shareholders, including the annual report to Shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Company Shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

                    (e) administer contracts on behalf of the Company with, among others, the Company's investment adviser, distributor, custodian, transfer agent and fund accountant;

                    (f) supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

                    (g) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;

                    (h) coordinate and supervise the preparation and filing of the Company's tax returns;

                    (i) examine and review the operations and performance of the various organizations providing services to the Company or any Portfolio of the Company, including, without limitation, the Company's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Directors, report to the Board on the performance of organizations;

                    (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Company's semi-annual and annual reports to Shareholders;

                    (k) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

                    (l) provide individuals reasonably acceptable to the Company's Board of Directors to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Board of Directors;

                    (m) advise the Company and its Board of Directors on matters concerning the Company and its affairs;

                    (n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, as amended from time to time, as such bonds and policies are approved by the Company's Board of Directors;

                    (o) monitor and advise the Company and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

                    (p) perform all administrative services and functions of the Company and each Portfolio to the extent administrative services and functions are not provided to the Company or such Portfolio pursuant to the Company's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

                    (q) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and the Administrator shall determine desirable; and

                    (r) prepare and file with the SEC the semi-annual report for the Company on Form N-SAR and all required notices pursuant to Rule 24f-2, as amended from time to time.

          The Administrator shall consult with officers of the Company and the Company's investment adviser and, in connection therewith, shall perform the above-referenced services and such other services for the Company that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Company will pay the Administrator's out-of-pocket expenses.

          ARTICLE 3. ALLOCATION OF CHARGES AND EXPENSES.

          (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Directors of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Directors of the Company to perform services on behalf of the Company.

          (B) THE COMPANY. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the Investment Adviser to the Company or any affiliated corporation of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

          ARTICLE 4. COMPENSATION OF THE ADMINISTRATOR.

          (A) ADMINISTRATION FEE. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall also be in consideration for the fund accounting services provided by the Administrator pursuant to the Fund Accounting Agreement, dated October 29, 1998, between the Administrator and the Company. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Company shall also reimburse the Administrator for its reasonable itemized out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

          If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

          (B) SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement, except to the extent that such right to compensation is in contravention of applicable law.

          ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful malfeasance or misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include, without limitation, directors, officers, employees and other agents of the Administrator as well as the Administrator itself.)

          So long as the Administrator acts in good faith and with due diligence and without negligence, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's actions taken or nonactions with respect to the performance of services hereunder. Notwithstanding the foregoing, the Administrator agrees to indemnify and hold harmless the Company, its employees, agents, directors, officers and nominees from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to the Administrator's bad faith, willful malfeasance or misfeasance, negligence, or reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

          The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case the indemnifying party may be asked to indemnify or hold the indemnified party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder.

          The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.

          The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company and with accountants and other experts retained by the Company with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

          Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

          ARTICLE 6. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

          ARTICLE 7. DURATION OF THIS AGREEMENT. The Term of this Agreement shall be as specified in Schedule A hereto.

          ARTICLE 8. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, with the prior written consent of the Company, which consent shall not be unreasonably withheld, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          ARTICLE 9. AMENDMENTS. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Directors of the Company, and (ii) by the vote of a majority of the Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Directors meeting called for the purpose of voting on such approval.

          With the mutual consent of duly authorized officers of the parties, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any requirements of its Articles of Incorporation or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

          ARTICLE 10. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement as required by applicable law. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act, as amended from time to time, which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

          In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that, with reasonable prior notice to the Company, the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

          ARTICLE 11. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

          ARTICLE 12. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section. Copies of notices that are given to the Company shall also be sent to First American National Bank, 721 First American Center, 7th Floor, Nashville, Tennessee 37237-0721, Attn: General Counsel.

          ARTICLE 13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act, as amended from time to time. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          ARTICLE 14. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

          ARTICLE 15. YEAR 2000. The Administrator agrees to perform comprehensive tests on the systems it utilizes to provide the services hereunder to simulate the actual turning of the century. These tests shall be intended to identify any operational issues caused by the century change at midnight December 31, 1999. The Administrator agrees to use all commercially reasonable efforts to implement by June 30, 1999, all necessary updates and changes for such systems, if any, to accommodate the turn of the century. The Administrator agrees to provide to the Company quarterly updates on the status of its Year 2000 readiness project and to make its personnel reasonably available to address any questions or concerns.

          In the event that, at any time prior to November 1, 1999, the Company reasonably determines, as a result of the periodic updates provided by the Administrator, that any of the systems the Administrator utilizes to perform the services hereunder will not be Year 2000 ready by December 31, 1999, and that such lack of readiness will have a materially adverse effect on the Company, the Company shall have the right to terminate this Agreement upon providing written notice to the Administrator describing, in reasonable detail, the basis for its termination; provided, however, that the Administrator shall have sixty (60) days following receipt of any such notice to cure any deficiencies to the Company's reasonable satisfaction. Promptly upon becoming aware of such, the Administrator agrees to use all commercially reasonable efforts to cure any defect or deficiency that relates to the turn of the century in any system the Administrator utilizes to provide the services hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.




                                               THE INFINITY MUTUAL FUNDS, INC.


                                               By:____________________________

                                               Title:_________________________


                                               BISYS FUND SERVICES OHIO, INC.


                                               By:____________________________

                                               Title:_________________________


AGREED TO AND ACCEPTED:

FIRST AMERICAN NATIONAL BANK


By:  ________________________________

Title: ______________________________

                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                          DATED AS OF OCTOBER 29, 1998
                                     BETWEEN
                         THE INFINITY MUTUAL FUNDS, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


Portfolios:         This Agreement shall apply to all Portfolios of The Infinity
                    Mutual Funds, Inc. advised by the Bank, either now or hereafter created (collectively, the "Portfolios"). The current Portfolios of the Company advised by the Bank are set forth below:

                           MONEY MARKET PORTFOLIOS:

                           ISG Prime Money Market Fund
                           ISG Treasury Money Market Fund
                           ISG Government Money Market Fund
                           ISG Tax-Exempt Money Market Fund

                           NON-MONEY MARKET PORTFOLIOS:

                           ISG Limited Term U.S. Government Fund
                           ISG Government Income Fund
                           ISG Limited Term Income Fund
                           ISG Income Fund
                           ISG Limited Term Tennessee Tax-Exempt Fund
                           ISG Tennessee Tax-Exempt Fund
                           ISG Municipal Income Fund
                           ISG Capital Growth Fund
                           ISG Equity Income Fund
                           ISG Mid-Cap Fund
                           ISG Large-Cap Equity Fund
                           ISG Small-Cap Opportunity Fund
                           ISG International Equity Fund
                           ISG Equity Value Fund
                           ISG Aggressive Growth Portfolio
                           ISG Growth Portfolio
                           ISG Growth & Income Portfolio
                           ISG Moderate Growth & Income Portfolio
                           ISG Current Income Portfolio
                           Stewardship Large-Cap Equity Fund
                           Stewardship Small-Cap Equity Fund
                           Stewardship Mid-Cap Equity Fund

Fees: Pursuant to Article 4, in consideration of the services rendered and expenses assumed pursuant to this Agreement and the Fund Accounting Agreement, dated October 29, 1998, between the Administrator and the Company, the Company will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                    MONEY MARKET PORTFOLIOS:

                    Ten one-hundredths of one percent (.10%) of the Portfolio's average daily net assets.

                    NON-MONEY MARKET PORTFOLIOS:

                    Fifteen one-hundredths of one percent (.15%) of the Portfolio's average daily net assets.

                    The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                    For purposes of determining the fees payable to the Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the Company's Articles of Incorporation or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.

                    The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

                    The fee payable by the Company hereunder shall be allocated to each Portfolio based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Portfolio shall be a separate (and not joint or joint and several) obligation of each such Portfolio. The Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at the Administrator's sole discretion.

Term: Pursuant to Article 7, the term of this Agreement shall commence on January 1, 1999, and shall remain in effect until December 31, 2003 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement may be renewed for successive one-year periods ("Rollover Periods") by the execution of a letter of renewal on behalf of each of the parties hereto at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be. This Agreement may be terminated without penalty (i) by failure to renew in the manner set forth above, (ii) by mutual agreement of the parties, or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause.

                    For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) a service standard deficiency, as defined in Schedule B attached hereto; or (e) a failure to cure any Year 2000 deficiencies pursuant to ARTICLE 15 of this Agreement.

                    Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. The Administrator shall use its best efforts to promptly effectuate the transition of services to any successor administrator in the event this Agreement is terminated. Subsequent to such termination, for a reasonable fee, the Administrator will provide the Company with reasonable access to any Company documents or records remaining in its possession.

                    If, during the Initial Term, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, the Administrator (i) is replaced as fund manager and administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), (ii) is replaced as fund accountant, or if a third party is added to perform all or a part of the fund accounting services provided under the Fund Accounting Agreement, dated as of October 29, 1998, between the Administrator and the Company (excluding any sub-accountant appointed by the Administrator pursuant to such Fund Accounting Agreement), and/or (iii) is replaced as transfer agent, or if a third party is added to perform all or a part of the transfer agency services provided under the Transfer Agency Agreement, dated as of October 29, 1998, between the Administrator and the Company (excluding any sub-transfer agent appointed by the Administrator pursuant to such Transfer Agency Agreement), then the Company shall make a one-time cash payment, as liquidated damages, to the Administrator that shall be computed as set forth below. In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement or the other service agreements referenced above, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide services.

                    The one-time cash payment of liquidated damages shall be due and payable immediately following the replacement of the Administrator as fund administrator, fund accountant and/or transfer agent. In the case of a merger or liquidation of the Company, that shall be immediately following the day during which assets are transferred pursuant to the plan of reorganization or liquidation. Such payment amount shall be computed as follows: (i) in the event the Company is merged into another entity and the Administrator is not retained to provide administration services, in the event the Administrator ceases to provide services following (A) the merger of the Company into another entity or (B) a Performance Evaluation, as defined below, such payment shall be equal to the sum of the following: (A) all monies advanced by the Administrator or any of its affiliates in connection with the transition of service providers from Federated Investors to BISYS Fund Services, (B) with respect to monies set aside by the Administrator for Company initiatives, those amounts that were utilized by the Company that were over and above the monthly accrual amount, (C) all out-of-pocket expenses incurred by the Administrator or any of its affiliates in connection with Company marketing initiatives and (D) $500,000; or (ii) in the event the Administrator is replaced as a service provider for any other reason or, if a third party is added to perform all or a part of the services provided herein or in the other service agreements referenced above, such payment shall be equal to the balance due the Administrator under this Agreement for the lesser of (A) the next 12 months of the Initial Term or (B) the remainder of such Initial Term, assuming for purposes of calculation of the payment that (i) such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date the Administrator is replaced or a third party is added and (ii) such payment shall be based upon the actual fee being charged, which may or may not be lower than the contractual fee amount.
*******
                    The remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Company on the date the Administrator is replaced, or a third party is added, will remain constant for the balance of the contract term. In the event the Company is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that for purposes of calculating the payment amount representing liquidated damages, the appropriate asset level of the Company shall be the greater of: (i) the asset level calculated for the Company at the time the Company's Board of Directors receives notification of an intention on the part of Fund management to effect such a liquidation; (ii) the asset level calculated for the Company at the time the Company's Board of Directors formally approves such a liquidation; or (iii) the asset level calculated for the Company on the day prior to the first day during which assets are transferred by the Company to the surviving entity pursuant to the liquidation.

                    The parties acknowledge and agree that, in the event of a change of control (as defined in the 1940 Act) of the Administrator (a "Change of Control"), the Company shall have an option to replace the Administrator as administrator for the Portfolios, subject to the liquidated damages provisions set forth above, upon the provision of 60 days written notice to the Administrator prior to the expiration of the Initial Term or any subsequent Rollover Period. Such option shall expire on the 60th day following the effective date of the Change of Control.

                    The parties further acknowledge and agree that, in the event the Administrator ceases to be retained, as set forth above,
                    (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.

                    Following October 28, 2002, the Company may conduct an interim evaluation of the market conditions for the services provided under this Agreement ("Market Evaluation"). Following any such Market Evaluation, at the Company's request, the parties shall negotiate in good faith an amendment to this Schedule A pertaining to fees. In the event the parties agree to an amendment that reflects fees that are lower than those set forth in this Schedule A, such amendment shall also extend the Initial Term of this Agreement. In that regard, the newly created Initial Term shall expire four years following the date of such amendment. In the event the parties (i) agree that no such amendment is necessary or (ii) agree to an amendment that reflects fees that are equal to or higher than those set forth in this Schedule A, this Agreement shall continue in full force and effect without an extension of the Initial Term.

                    In the event of a change of control (as such term is defined in the 1940 Act) of the Administrator (a "Change of Control"), the Company may conduct an interim evaluation of the Administrator's performance under this Agreement (the "Performance Evaluation"). Such Performance Evaluation shall be conducted within 30 days following the Change of Control. If the Company's Performance Evaluation indicates that the quality level of services being provided by the Administrator has materially diminished in the reasonable judgment of the Company's Directors (but does not constitute a material breach), the Company shall, within 30 days following the Performance Evaluation, provide written notice to the Administrator specifying the areas in which the quality of service has diminished. The Administrator shall have a period of 180 days in which to restore, to the reasonable satisfaction of the Company, the quality level of services. If, at the end of such 180-day period, the Administrator has not restored the quality level of services, the Company may by written notice to the Administrator terminate this Agreement, subject to the liquidated damages provisions contained herein, effective on the 90th day after such termination notice is provided to the Administrator.

                                   SCHEDULE B
                         TO THE ADMINISTRATION AGREEMENT
                          DATED AS OF OCTOBER 29, 1998
                                     BETWEEN
                         THE INFINITY MUTUAL FUNDS, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.



                                SERVICE STANDARDS


Pursuant to Article 2 of this Agreement, the Administrator has agreed to perform the services described in this Agreement in accordance with the service standards set forth in this Schedule B. Such standards are contained on the page attached hereto. The parties agree that such service standards may be revised, from time to time, by mutual agreement.

Each of the service standards will be monitored by a Quality Assurance team, which shall be identified in a separate writing that is executed by the parties. In the event the Administrator fails to meet a service standard in any particular month, the Administrator agrees to take appropriate corrective measures within the following thirty-day period in order to be in compliance with the appropriate standard at the end of such thirty-day period; provided, however, that the foregoing requirement shall not apply in those instances in which the Administrator's failure to meet a service standard was due to circumstances beyond its control.

In the event the Administrator fails to meet a particular service standard (except for any failure due to circumstances beyond its reasonable control) in two consecutive months, the fee payable to the Administrator hereunder shall be reduced by ten percent (10%) or such lower amount as the parties shall agree upon for the second of those two months. If such failure occurs in three consecutive months, the fee payable to the Administrator hereunder shall be reduced by fifteen percent (15%) or such lower amount as the parties shall agree upon for the third of those three months.

In the event the Administrator fails to meet a particular service standard (except for any failure due to circumstances beyond its reasonable control) for any three months within a six-month period, such failure shall be deemed to be a service standard deficiency for purposes of the "cause" definition contained in the Term provisions set forth in Schedule A.

                      FUND ADMINISTRATION SERVICE STANDARDS
                                       FOR
                         THE ISG/STEWARDSHIP PORTFOLIOS
                       OF THE INFINITY MUTUAL FUNDS, INC.


-------------------------------------------------------------------------------

ITEM                                                      STANDARD
-------------------------------------------------------------------------------

Portfolio Compliance Reviews                   Monthly
-------------------------------------------------------------------------------

Financial Reports                              Printed and mailed sixty days
                                               from Company's  fiscal year end
                                               & semi-annual period end
-------------------------------------------------------------------------------

Prospectus Updates                             Prepared and printed within five
                                               days of the  effective date of
                                               the registration statement
-------------------------------------------------------------------------------

Accrual Reviews                                Monthly
-------------------------------------------------------------------------------